Northsight Capital, Inc.

7740 East Evans Rd.

Scottsdale, AZ 85260

October 21, 2015

Mr. John Hollister

4919 Noeline Avenue

Encino, CA  91436

Dear John:

Northsight Capital, Inc. (“Company”) is pleased to offer you the position of Interim CEO, with the expectation that this will become a full-time CEO position based on the following.

The Position

You will serve as Interim Chief Executive Officer, reporting to the Board of Directors.  Subject to the supervision of the Board of Directors, you will be responsible for developing and executing the Company’s business plan, assisting with capital raising activities and overseeing the day to day operations of the Company.  As the CEO, you will be considered the head of the management team. Once the Company raises at least $1 million in equity capital, you will have the title of “CEO” (your position will no longer be interim in nature). In addition, the Company’s board of directors will appoint you a director of the Company.

Compensation Package

Your salary will be $400,000 per year, payable in 24 semi-monthly installments of $16,667 each, and you shall be paid a signing bonus of $35,000, all subject to the terms and conditions set forth herein. You have agreed to defer the payment of your salary and signing bonus in accordance with the following provisions. All references to the receipt of equity mean after the date of this Agreement.

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Prior to Receipt of $250,000 of Equity Capital. You agree to defer (i) all salary payments until the Company raises a minimum of $250,000 in equity funding and (ii) payment of the signing bonus until the Company raises a minimum of $500,000 in equity funding.

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$250,000 in Equity Proceeds.  Once the Company raises at least $250,000 in equity capital, you shall be paid (i) fifty (50%) percent of the amount of your then accrued and unpaid salary and (ii) fifty (50%) percent of the amount of regular salary from and after the receipt of such funds.

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$500,000 in Equity Proceeds. Provided that the Company raises at least $500,000 in equity capital within ninety (90) days of the date hereof, you shall be paid (i) all of your then accrued and unpaid salary and (ii) your signing bonus, and you will continue to be paid fifty (50%) percent of the amount of regular salary from and after the receipt of such funds.

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$1,000,000 in Equity Proceeds.  While the near-term corporate goal (6 months) is to raise $2M, once the Company raises at least $1,000,000 in equity capital, you shall be paid (i) all of your then accrued and unpaid salary and (ii) the full amount of your regular salary from and after the receipt of such funds.  This reflects that raising of funds is often in increments.  The $1,000,000 investment threshold should be sufficient to accelerate company growth.

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In addition to your salary, you will, provided that you remain in the employ of the company, be entitled to receive the following stock based awards:

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500,000 warrants for common stock within 5 business days after the date hereof

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4,500,000 warrants for common stock in twelve (12) quarterly installments of 375,000 each, commencing December 31, 2015.

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The exercise price of the warrants at $0.09.

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In the event the Company is acquired prior to the raising of the $1M, the warrants will be fully vested.

Employment at Will

You understand that your employment will be at will, and either you or the Company may terminate the relationship at any time upon written notice; provided, that if (i) the Company terminates your employment without reasonable cause and (ii) the Company has raised at least $2 million in equity capital, then the Company shall be obligated to pay you severance in an amount equal to four (4) months salary.

Benefits Package

Your compensation will also include participation in any benefits program we generally make available to all employees.  It is agreed that, upon successful raising of $1M in equity capital, the Company will make available health, vision, dental, and limited life to all full-time employees.  In addition, the Company will secure appropriate D&O insurance for Directors and Officers.

Expense Reimbursement

You will be entitled to be reimbursed for reasonable out of pocket expenses incurred in connection with your duties as CEO, subject to providing such reasonable documentation as the Company may require.

Confidentiality Agreement

You agree to enter into a Confidentiality, Non-Solicitation Agreement in the Company’s customary form in which you will agree to that you will keep in confidence the Company's confidential information at all times and that during employment and for a period of twenty-four months after the termination of your employment, you will not solicit any Company employees away from the Company and will not solicit business from any of the Company's customers.

Your start date is October 21, 2015 and all of the benefits described in this letter are conditioned upon your acceptance of this offer and actual commencement of employment with us.  Please indicate your acceptance and agreement with the terms of this offer by signing below.  Again, we look forward to your joining the team.

Sincerely,

Northsight Capital, Inc.

By: /s/ John P. Venners/

       John Venners, Director

Accepted and Agreed:

/s/ John Hollister/

John Hollister

Date: October 21, 2015